Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Brad Hayes
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABORATORY CORPORATION OF AMERICA® ENTERS
INTO A NEW $350 MILLION REVOLVING CREDIT FACILITY

Burlington, NC, January 13, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into a new $350 million senior credit facility with Credit Suisse First Boston and UBS Securities LLC, acting as Co-Lead Arrangers, and a group of seven other financial institutions. The new facility consists of a five-year revolving credit facility in the principal amount of $350 million. The new facility will be used for general corporate purposes, including working capital, capital expenditures, funding of share repurchases and other payments and acquisitions. The Company’s previous credit agreements, under which no loans were outstanding, were terminated upon the closing of the new facility.

The terms of the new facility include financial covenants governing total leverage and interest coverage as well as negative covenants limiting subsidiary indebtedness and certain other items customary for investment grade-rated borrowers. The facility fee and interest rate on the new facility are based on the Company’s senior credit rating as determined by Standard & Poor’s, which is currently BBB.

About LabCorp
Laboratory Corporation of America® Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent SEC filings